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                     INFORMATION REQUIRED IN PROXY STATEMENT

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|_|  Definitive Proxy Statement
|X|  Definitive Additional Materials


                                 Tri-Continental
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                (Name of Registrant as Specified In Its Charter)



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

                                                       Factiva [GRAPHIC OMITTED]


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Moving the Market -- Tracking the Numbers / Street Sleuth: Closed Hostility:
More Agitation Emerges Over a Fund Structure --- Tri-Continental Holder Urges Liquidation or Conversion, Part of a Market Trend

By Angela Pruitt
673 words
15 March 2006
The Wall Street Journal
C3
English
(Copyright (c) 2006, Dow Jones & Company, Inc.)

ANOTHER SHAREHOLDER is trying to force an investment fund to abandon its closed-end structure, a development that says as much about the emergence of more "activist" investors as it does about the persistent problems with a slice of the mutual-fund marketplace.

Western Investment Hedged Partners LP, an investment firm in Salt Lake City, wants the fund, Tri-Continental Corp., to either liquidate and give cash back to shareholders or convert into a traditional mutual fund.

Tri-Continental is a closed-end fund, meaning that it underwent an initial public offering at which it sold a set number of shares that now trade on an exchange, in this case the New York Stock Exchange.

Like plenty of other closed-end funds, Tri-Continental's market price trades well below the per-share value of its underlying assets, known as the net asset value, or NAV.

In other words, the market is essentially treating the New York City-based fund as if all the stocks it holds are worth less than they actually are. Traditional open-ended mutual funds issue new shares as new investors buy into the fund and trade only on their NAV; there is no discount to trouble investors.


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           Factiva). All rights reserved.

Tri-Continental's share price is currently around 13% below its NAV. And Western Investment, which holds almost 7% of Tri-Continental, claims that the fund's total return has vastly trailed the Standard & Poor's 500-stock index over the past decade.

 The success of two hedge funds last year in forcing the closed-end Salomon Brothers Fund to consider converting to an open-ended one emboldened other large, frustrated fund investors to try to force changes at closed-end funds.

 But the dollars involved here are larger: Even with its performance problems, Tri-Continental is a large fund by closed-end standards, with about $2.5 billion in assets.

 In the past, dissident shareholders have typically tried to effect change at smaller closed-end funds -- those with assets of around $400 million or so, because it's too costly to go after bigger funds based on outlays such as mailing materials to other shareholders.

 Art Lipson, manager of Western Investment, is vying for a seat for himself and two others on Tri-Continental's board, seeking to gain enough influence to force the fund to restructure or let investors cash out.

 His firm also is pushing for Tri-Continental to repurchase some of its shares, a move that would narrow the NAV discount.

 Other Tri-Continental investors are backing Western Investment's push.

 "I think the board's lack of regard to the discount in conjunction with poor NAV performance . . . could warrant an open-ending," said Cody Bartlett, an investment strategist at Karpus Investment Management, a large shareholder supporting Western's slate of directors.

Tri-Continental countered that the plan proposed by Western Investment wouldn't benefit shareholders.

 "Any short-term gain that could be realized through open-ending or similar proposals would be offset by the significant expenses that implementing such proposals could entail," spokesman Hank Green said in a statement.

Tri-Continental also said that its NAV recently reached its highest level in more than four years


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           Factiva). All rights reserved.

and that the fund has more closely hewed to the performance of the S&P 500 since manager Jack Cunningham took over the portfolio almost 18 months ago.

"We have a great deal of confidence in [Mr. Cunningham's] ability to manage the assets of the corporation over the long-term period," Tri-Continental's spokesman Mr. Green said.

Thomas Herzfeld, who runs a Miami investment-advisory firm specializing in closed-end funds, said individual investors in Tri-Continental should look out for their own interests.

"There is nothing to prevent the dissidents from making a settlement with management for only their own shares," he said.

Document J000000020060315e23f00030


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

Tri-Continental Faces Hostile Proxy Fight By Dissident

By Angela Pruitt
Of DOW JONES NEWSWIRES
882 words
14 March 2006
14:32
Dow Jones News Service
English
(c) 2006 Dow Jones & Company, Inc.

NEW YORK (Dow Jones)--A proxy fight at Tri-Continental Corp. (TY) is shaping up as a David-and-Goliath battle between the $2.5 billion closed-end fund and its largest shareholder.

Western Investment Hedged Partners L.P. is leading a shareholder group aiming to gain representation on Tri-Continental's board of directors. It wants the fund to let investors sell their shares at a price equal to the net value of the assets they represent via a liquidation or a conversion of the fund into a traditional mutual fund.

The shareholders are taking issue with Tri-Continental's persistent discount to its net asset value - 12.87% as of Friday's closing. Western noted that in the past 11 years, the fund's net asset value underperformed the S&P 500 stock index, which has returned 228% since 1994, compared with the fund's 149% gain during the same period.

This "makes for unhappy reading for Tri-Continental stockholders," Western Investment said in a recent filing with the Securities and Exchange Commission. Western Investment also wants the fund to consider buying back shares.

Art Lipson, the manager of Western Investment, is asking shareholders to elect himself, Paul DeRosa and Marlene A. Plumlee to the board at the annual meeting in early May, according to the filing.


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           Factiva). All rights reserved.

"I think the board's lack of regard to the discount in conjunction with poor NAV performance ... could warrant an open-ending," said Cody Bartlett, an investment strategist at Karpus Investment Management, another large shareholder, supporting Western's slate of directors.

The proxy fight initiated by the shareholder group, which holds 6.8% of the fund's outstanding stock, underscores how dissident investors, in addition to taking on company managers, are targeting big closed-end funds that sport deep discounts to the value of their underlying assets.

The success of two New York hedge funds last year in forcing the $1.5 billion Salomon Brothers Fund (SBF), formerly managed by Citigroup Inc. (C), to propose an open ending as part of Citigroup's asset-swap agreement with Legg Mason Inc.
(LM), raised the bar. But given that Tri-Continental is one of the industry's largest diversified closed-end funds, the odds are stacked against a Western-led victory.

Tri-Continental says policies backed by the activists wouldn't benefit shareholders. "Any short-term gain that could be realized through open-ending or similar proposals would be offset by the significant expenses that implementing such proposals could entail," said Hank Green, a spokesman for the fund in a statement. He noted similar shareholder proposals have been voted down in the past.

Closed-end funds issue a set number of shares that trade all day on an exchange like a stock. Those shares have their own supply-and-demand fundamentals and usually trade at a discount or premium to the value of the assets held by the fund. By contrast, shares in traditional open-ended funds aren't limited in quantity and are priced at the net value of their underlying assets at the end of each trading day.

Closed-end funds are prone to trade at big discounts soon after they are issued, a phenomenon that has baffled market experts. In fact some 72%, or 459 closed-end funds, trade at discounts to their underlying assets.

Tri-Continental said that on March 2 the fund's net asset value per share reached $23.07 - the highest level in more than four years and that its expense ratio was in line with other similarly invested funds.

The company also said the fund has performed close to the S&P 500 during the tenure of portfolio manager Jack Cunningham, who was appointed almost 18 months ago.


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           Factiva). All rights reserved.

"We have a great deal of confidence in his ability to manage the assets of the corporation over the long-term period," Tri-Continental spokesman Green said.

Dissident shareholders usually attack closed-end funds with market capitalizations below $400 million, because it's more cost-effective. Activists have to pay tidy sums to print proxy materials and mail them to shareholders, and bigger funds require bigger mailings. Observers say Western has its work cut out for them given the Tri-Continental's size and diverse shareholder base.

Western's Lipson, who doesn't think closed-end funds should trade at a discount greater than 5%, said he was "prepared to do this as long as it takes to get the job done."

Thomas Herzfeld, who runs a Miami investment-advisory firm specializing in closed-end funds, said small investors should watch out for their own interests.

"There is nothing to prevent the dissidents from making a settlement with management for only their own shares," Herzfeld said.

Open-ending the fund would most likely result in a third to half of the shares being redeemed shrinking the size of the fund, he said.

"I don't see any disadvantage in doing this, because given its investment objective and highly liquid portfolio, the fund could very easily be run at half its current size," Herzfeld said.

-By Angela Pruitt, Dow Jones Newswires; 201-938-2269; angela.pruitt@dowjones.com [ 03-14-06 1432ET ]

Document DJ00000020060314e23e000f0


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